OWC Pharmaceutical Research Corp Releases Promising Preliminary Results from Efficacy Tests of its Topical Cream
The Company expects that its Topical Cream will be Market-Ready in Q2 2017

PETACH TIKVA, Israel, March _____, 2017 /PRNewswire /OWC Pharmaceutical Research Corp. (OTCQB: OWCP), ("OWC" or the "Company"), an Israeli-based developer of cannabinoid-based therapies targeting a variety of medical conditions and disorders, today announced the highly promising results of its topical cream efficacy tests following months of study and scientific analysis.

In October 2016, OWC announced that it was in the final phase of pre-clinical efficacy testing for its topical psoriasis cream and also announced a parallel test to assess the efficacy of the formulation in treating psoriasis in human skin tissue. The recent results are highly promising, showing significant reduction of several inflammation markers specific to psoriasis.

As a result of the promising results of our psoriasis tests, our Chairman and CEO, Mr. Mordechai Bignitz, has directed OWC's scientific team to submit an operating plan within 60 to 90 days to conduct double-blind efficacy tests of our cannabinoid-based topical cream on other skin disorders and conditions

Dr. Yehuda Baruch, the Company's Chief Science Officer and Director of Research and Regulatory Affairs, commented "As a practicing physician and a scientist who has been treating patients with cannabis for medical purposes for more than two decades, I am truly excited by our success to date and, more importantly, I am thrilled to be part of a professional scientific study on humans that should actually validate what I have believed and experienced for years - Cannabis helps treat a multitude of health conditions."

Dr. Sharon Rozenblat, PhD in Biochemistry, a member of OWC Scientific Advisory Board added, "After many years of being actively involved in research and development of innovative dermatological treatments and being exposed to the many scientific articles and peer reviewed works and publications regarding skin conditions and diseases, I would like to emphasize my personal belief that OWC's psoriasis results have been indeed unique in the most positive sense." Dr. Rozenblat continued by stating "while there is still scientific work to be done, as a scientist I am extremely excited to be part of OWC's study that appears to be a highly possible breakthrough that can improve the life of psoriasis patients and, possibly, patients with other skin conditions".

Mr. Mordechai Bignitz, the Company's Chairman and CEO, stated that, "immediately after we announced our cannabinoid-based formulation for our psoriasis treatment, we began receiving requests for the topical psoriasis cream from patients who had been long-time sufferers from the condition. We are very pleased to say that OWC is expecting the topical cream product readiness during 2017 Q2 and, subject to positive completion of our safety IRB approved study and obtaining regulatory approvals from applicable jurisdictions, we should be able to offer our topical cream to those who suffer from psoriasis in the near term."

Psoriasis is an autoimmune disease that causes red, scaly patches to appear on the skin, and can be associated with other serious health conditions, including diabetes, heart disease and depression. Skin cells in patients with psoriasis grow at an abnormally fast rate, causing a buildup of lesions that tend to burn and itch. While the real cause of psoriasis is not known, genetics are believed to play a major role in its development. According to the National Psoriasis Foundation, psoriasis affects 7.5 million people in the United States.

About OWC Pharmaceutical Research Corp.

OWC Pharmaceutical Research Corp., through its wholly-owned Israeli subsidiary, One World Cannabis Ltd., (collectively "OWC" or the "Company") conducts medical research and clinical trials to develop cannabis-based pharmaceuticals and treatments for conditions including multiple myeloma, psoriasis, fibromyalgia, PTSD, and migraines. OWC is also developing unique delivery systems for the effective delivery and dosage of medical cannabis. All OWC research is conducted at leading Israeli hospitals and scientific institutions, and led by internationally renowned investigators.

The Company's Research Division is focused on pursuing clinical trials evaluating the effectiveness of cannabinoids for the treatment of various medical conditions, while its Consulting Division is dedicated to helping governments and companies navigate complex international cannabis regulatory frameworks.  For more information, visit: http://www.owcpharma.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, filing patent applications, product development, and business strategy. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in OWC Pharmaceutical Research Corp. (OTCQB: OWCP) periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact Information:
In Israel:
Ziv Turner, VP Business Development and Managing Director of One World Cannabis, Ltd.
Email: ziv.turner@owcpharma.com
Tel: +972-(0)3-770-8526